Exhibit 10.1

Banc of America Leasing & Capital, LLC	Master Loan and Security Agreement Number: 21379-70000

This Master Loan and Security Agreement, dated as of June 25, 2010 (this “Agreement”), is by and between Banc of America Leasing & Capital, LLC, a Delaware limited liability company having an office at 2059 Northlake Parkway, 3 North, Tucker, GA 30084 (together with its successors and assigns, “Lender”), and Stellaris LLC as “Borrower”, a limited liability company existing under the laws of the state of Nevada, and having its chief executive office and any organizational identification number as specified with its execution of this Agreement below.  Certain defined terms used herein are identified in bold face and quotation marks throughout this Agreement and in Section 14 below. This Agreement sets forth the terms and conditions for the financing of Equipment between Lender and Borrower pursuant to one or more “Equipment Notes” incorporating by reference the terms of this Agreement, together with all exhibits, addenda, schedules, certificates, riders and other documents and instruments executed and delivered in connection with such Equipment Note (as amended from time to time, an “Equipment Note”). Each Equipment Note constitutes a separate, distinct and independent financing of Equipment and contractual obligation of Borrower. This Agreement is not an agreement or commitment by Lender or Borrower to enter into any future Equipment Notes or other agreements, or for Lender to provide any financial accommodations to Borrower. Lender shall not be obligated under any circumstances to advance any progress payments or other funds for any Equipment or to enter into any Equipment Note if there shall have occurred a material adverse change in the operations, business, properties or condition, financial or otherwise, of Borrower or any Guarantor. This Agreement and each Equipment Note shall become effective only upon Lender’s acceptance and execution thereof at its corporate offices set forth above.

1.     Equipment Notes; Grant of Security Interest.. Lender and Borrower agree to finance Equipment described in one or more Equipment Notes entered into from time to time, together with all other documentation from Borrower required by Lender with respect to such Equipment Note. Upon receipt of any item or group of Equipment intended for financing hereunder, Borrower shall execute an Equipment Note, with all information fully completed and irrevocably accepting such Equipment for Equipment Note, and deliver such Equipment Note to Lender for its review and acceptance. To secure the punctual payment and performance of Borrower’s Obligations under each Equipment Note and, as a separate grant of security, to secure the payment and performance of all other Obligations owing to Lender, Borrower grants to Lender a continuing security interest in all of Borrower’s right, title and interest in and to all Equipment, together with: (i) all parts, attachments, accessories and accessions to, substitutions and replacements for, each item of Equipment; (ii) all accounts, chattel paper, and general intangibles arising from or related to any sale, lease, rental or other disposition of any Equipment to third parties, or otherwise resulting from the possession, use or operation of any Equipment by third parties, including instruments, investment property, deposit accounts, letter of credit rights, and supporting obligations arising thereunder or in connection therewith; (iii) all insurance, warranty and other claims against third parties with respect to any Equipment; (iv) all software and other intellectual property rights used in connection therewith; (v) proceeds of all of the foregoing, including insurance proceeds and any proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations; and (vi) all books and records regarding the foregoing, in each case, now existing or hereafter arising (the “Collateral”).  Provided that there then exists no Event of Default, Lender’s security interest in Collateral subject to an Equipment Note shall terminate upon the payment and performance of all Obligations of Borrower under the applicable Equipment Note. Notwithstanding the grant of a security interest in any Collateral, Borrower shall have no right to sell, lease, rent, dispose or surrender possession, use or operation of any Equipment to any third parties without the prior written consent of Lender.

2.     Payments.     Each Equipment Note shall provide for scheduled “Payments” of principal and interest payable by Borrower to Lender in the amounts and at the times during the “Equipment Note Term” through and including the “Maturity Date”, all as provided in the Equipment Note. If any Payment or other amount payable hereunder is not paid within 10 days of its due date, Borrower shall pay an administrative late charge of 5% of the amount not timely paid. Such amount shall be payable in addition to all amounts payable by Borrower as a result of the exercise of any of the remedies herein provided. All Payments and other amounts payable under an Equipment Note shall be made in immediately available funds at Lender’s address above or such other place as Lender shall specify in writing. Except as specifically provided in the applicable Equipment Note, Borrower shall not have a right to prepay any Equipment Note.  It is the intention of Lender to comply with all applicable usury laws and, accordingly, it is agreed that notwithstanding anything to the contrary contained herein or in any Equipment Note, in no event shall any provision herein or therein require or permit interest in excess of the maximum amount permitted by applicable law.  If necessary to give effect to these provisions, Lender will, at its option, in accordance with applicable law, either refund any amount to Borrower to the extent in excess of that allowed by applicable law, or credit such excess amount against the then unpaid principal balance under the applicable Equipment Note(s).  Unless otherwise provided herein, all amounts received under any Equipment Note will be applied, first, to accrued late charges, fees and other costs and expenses due and owing, second, to accrued interest and, third, to unpaid principal.

3.     Unconditional Financing; Disclaimer Of Warranties. Borrower’s Obligations under each Equipment Note (i) shall be non-cancelable, absolute and unconditional under all circumstances for the entire Equipment Note Term, (ii) shall be unaffected by the loss or destruction of any Equipment, and (iii) shall not be subject to any abatement, deferment, reduction, set-off, counterclaim, recoupment or defense for any reason whatsoever. LENDER IS NOT A VENDOR OR AGENT OF THE EQUIPMENT VENDOR, AND HAS NOT ENGAGED IN THE SALE OR DISTRIBUTION OF ANY EQUIPMENT. LENDER MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO TITLE, MERCHANTABILITY, PERFORMANCE, CONDITION, EXISTENCE, FITNESS OR SUITABILITY FOR BORROWER’S PURPOSES OF ANY EQUIPMENT, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENTS, THE CONFORMITY OF THE EQUIPMENT TO THE DESCRIPTION THEREOF IN ANY EQUIPMENT NOTE OR ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE EQUIPMENT. If Equipment is not delivered or properly installed, does not operate as warranted, becomes obsolete, or is unsatisfactory for any reason, Borrower shall make all claims on account thereof solely against Vendor and not against Lender. Borrower is solely responsible for the selection, shipment, delivery and installation of the Equipment and its Vendors, expressly disclaims any reliance upon any statements or representations made by Lender in connection therewith, and has received and approved the terms of any purchase orders, warranties, licenses or agreements with respect to the Equipment.  To the extent that the manufacturer of Equipment provides any warranties with respect thereto, Borrower shall enforce such warranties and obtain at its own expense the customary services furnished by the manufacturer in connection with the Equipment.

4.     Use; Maintenance; Location; Inspection. Borrower shall:  (i) use, operate, protect and maintain the Equipment (a) in good operating order, repair, condition and appearance, in the same condition as when received, ordinary wear and tear excepted, (b) consistent with prudent industry practice (but in no event less than the extent to which Borrower maintains other similar equipment in the prudent management of its assets and properties), and (c) in compliance with all applicable insurance policies, laws, ordinances, rules, regulations and manufacturer’s recommended maintenance and repair procedures, and (ii) maintain comprehensive books and records regarding the use, operation, maintenance and repair of the Equipment. The Equipment shall be used only within the 48 contiguous United States, solely for business purposes (and not for any consumer, personal, home, or family purpose), and shall not be abandoned or used for any unlawful purpose. Borrower shall not discontinue use of any Equipment except for normal maintenance nor, through modifications, alterations or otherwise, impair the current or residual value, useful life, utility or originally intended function of any Equipment without Lender’s prior consent. Any replacement or substitution of parts, improvements, upgrades, or additions to the Equipment during the Equipment Note Term shall be part of the Collateral subject to Lender’s security interest and subject to the Equipment Note, except that if no Event of Default exists, Borrower may at its expense remove improvements or additions provided by Borrower that can be readily removed without impairing the value, function or remaining useful life of the Equipment. Borrower shall not change the location or, in the case of over-the-road vehicles, the base of any Equipment specified in its Equipment Note without Lender’s prior written consent. Lender shall have the right to enter any premises where Equipment is located and inspect it (together with related books and records) at any reasonable time.

5.     Loss And Damage. Borrower assumes all risk of (and shall promptly notify Lender in writing of any occurrence of) any damage to or loss, theft, confiscation or destruction of any Equipment from any cause whatsoever (a “Casualty”). If any Equipment suffers a Casualty which Lender determines is reparable, Borrower shall at its expense promptly place the same in good repair, condition or working order. If any Equipment suffers a Casualty which Lender determines is beyond repair or materially impairs its residual value (a “Total Loss”), Borrower shall at Lender’s option either (a) promptly replace such Equipment with a similar item reasonably acceptable to Lender having an equivalent value, utility and remaining useful life of such Equipment, whereupon such replacement items shall constitute Equipment and Collateral for all purposes hereunder and the applicable Equipment Note, or (b) on the Payment date following such Casualty pay Lender the Prepayment Amount for such Equipment, together with the Payment scheduled for payment on such date, and all accrued interest, late charges and other amounts then due and owing under the Equipment Note. Upon such payment following a Total Loss, the Equipment Note with respect to the Equipment suffering a Total Loss shall be deemed discharged, and Lender’s security interest in such Equipment shall terminate. If less than all Equipment under a Equipment Note suffers a Total Loss, (i) the Prepayment Amount with respect to any such item of Equipment shall be calculated by reference to the allocable portion of the unpaid principal balance of the applicable Equipment Note, as reasonably determined by Lender, and (ii) the remaining Payments under the Equipment Note shall be proportionately reduced as reasonably calculated by Lender upon Lender’s receipt of the payments described above.

6.     Insurance. Borrower, at its own expense, shall keep each item of Equipment insured against all risks for its replacement value, and in no event less than its Prepayment Amount, and shall maintain public liability and, with respect to any Equipment that is over-the-road vehicles, automotive liability insurance against such risks and for such amounts as Lender may require. All such insurance shall (a) be with companies rated “A-” or better by A.M. Best Company, in such form as Lender shall approve, (b) specify Lender and Borrower as insureds and provide that it may not be canceled or altered in any way that would affect the interest of Lender without at least 30 days’ prior written notice to Lender (10 days’ in the case of nonpayment of premium), (c) be primary, without right of contribution from any other insurance carried by Lender and contain waiver of subrogation and “breach of warranty” provisions satisfactory to Lender, (d) provide that all amounts payable by reason of loss or damage to Equipment shall be payable solely to Lender, unless Lender otherwise agrees, and (e) contain such other endorsements as Lender may reasonably require. Borrower shall provide Lender with evidence satisfactory to Lender of the required insurance upon the execution of any Equipment Note and promptly upon any renewal of any required policy.

7.     Indemnities; Taxes. Borrower’s indemnity and reimbursement obligations set forth below shall survive the cancellation, termination or expiration of any Equipment Note or this Agreement.

(a) General Indemnity. Borrower shall indemnify, on an after-tax basis, defend and hold harmless Lender and its respective officers, directors, employees, agents and Affiliates (“Indemnified Persons”) against all claims, liabilities, losses and expenses whatsoever (except those determined by final decision of a court of competent jurisdiction to have been directly and primarily caused by the Indemnified Person’s gross negligence or willful misconduct), including court costs and reasonable attorneys’ fees and expenses (together, “Attorneys’ Fees”), in any way relating to or arising out of the Equipment or any Equipment Note at any time, or the ordering, acquisition, rejection, installation, possession, maintenance, use, ownership, condition, destruction or return of the Equipment, including any claims based in negligence, strict liability in tort, environmental liability or infringement.

(b) General Tax Indemnity. Borrower shall pay or reimburse Lender, and indemnify, defend and hold Lender harmless from, on an after-tax basis, all taxes, assessments, fees and other governmental charges paid or required to be paid by Lender or Borrower in any way arising out of or related to the Equipment or any Equipment Note before or during the Equipment Note Term or after the Equipment Note Term following an Event of Default, including foreign, Federal, state, county and municipal fees, taxes and assessments, and property, value-added, sales, use, gross receipts, excise, stamp and documentary taxes, and all related penalties, fines, additions to tax and interest charges (“Impositions”), excluding only Federal and state taxes based on Lender’s net income. Upon Lender’s request, Borrower shall furnish proof of its payment of any Imposition.

8.     Borrower Representations and Agreements. Borrower represents, warrants and agrees that: (a) Borrower has had for the previous 5 years (except as previously disclosed to Lender in writing) the legal name and form of business organization in the state described above; (b) Borrower’s chief executive office and notice address, taxpayer identification number and any organizational identification number is as described with its execution of this Agreement below; (c) Borrower shall notify Lender in writing at least 30 days before changing its legal name, state of organization, chief executive office location or organizational identification number; (d) Borrower is duly organized and existing in good standing under the laws of the state described above and all other jurisdictions where legally required in order to carry on its business, shall maintain its good standing in all such jurisdictions, and shall conduct its businesses and manage its properties in compliance with all applicable laws, rules or regulations binding on Borrower; (e) the execution, delivery and performance of this Agreement, each Equipment Note and Related Agreement to which it is a party has been duly authorized by Borrower, each of which are and will be binding on and enforceable against Borrower in accordance with their terms, and do not and will not contravene any other instrument or agreement binding on Borrower; and (f) there is no pending litigation, tax or environmental claim, proceeding, dispute or regulatory or enforcement action (and Borrower shall promptly notify Lender of any of the same that may hereafter arise) that may adversely affect any Equipment or Borrower’s financial condition or impair its ability to perform its Obligations.

9.     Title; Personal Property. Borrower shall be the sole owner of Equipment free and clear of all liens or encumbrances, other than Lender’s rights under the Equipment Note. Borrower will not create or permit to exist any lien, security interest, charge or encumbrance on any Equipment except those in favor of Lender. The Equipment shall remain personal property at all times, notwithstanding the manner in which it may be affixed to realty. Borrower shall obtain and record such instruments and take such steps as may be necessary to (i) prevent any creditor, landlord, mortgagee or other entity (other than Lender) from having any lien, charge, security interest or encumbrance on any Equipment, and (ii) ensure Lender’s right of access to and removal of Equipment in accordance with the terms hereof.

10.  Default. Each of the following (a “Default”) shall, with the giving of any notice or passage of any time period specified, constitute an “Event of Default” hereunder and under all Equipment Notes: (1) Borrower fails to pay any Payments or other amount owing under any Equipment Note within 10 days of its due date; (2) Borrower fails to maintain insurance as required herein, or sells, leases, assigns, conveys, or suffers to exist any lien, charge, security interest or encumbrance on, any Equipment without Lender’s prior consent, or any Equipment is subjected to levy, seizure or attachment; (3) Borrower fails to perform or comply with any other covenant or obligation under any Equipment Note or Related Agreement and, if curable, such failure continues for 30 days after written notice thereof by Lender to Borrower; (4) any representation, warranty or other written statement made to Lender by Borrower in connection with this Agreement, any Equipment Note, Related Agreement or other Obligation, or by any Guarantor pursuant to any Guaranty (including financial statements) proves to have been incorrect in any material respect when made; (5) Borrower (w) enters into any merger or consolidation with, or sells or transfers all or any substantial portion of its assets to, or enters into any partnership or joint venture other than in the ordinary course of business with, any entity, (x) dies (if a natural person), dissolves, liquidates or ceases or suspends the conduct of business, or ceases to maintain its existence, (y) if Borrower is a privately held entity, enters into or suffers any transaction or series of transactions as a result of which Borrower is directly or indirectly controlled by persons or entities not directly or indirectly controlling Borrower as of the date hereof, or (z) if Borrower is a publicly held entity, there shall be a change in the ownership of Borrower’s stock or other equivalent ownership interest such that Borrower is no longer subject to the reporting requirements of, or no longer has a class of equity securities registered under, the Securities Act of 1933 or the Securities Exchange Act of 1934; (6) Borrower undertakes any general assignment for the benefit of creditors or commences any voluntary case or proceeding for relief under the federal bankruptcy code, or any other law for the relief of debtors, or takes any action to authorize or implement any of the foregoing; (7) the filing of any petition or application against Borrower under any law for the relief of debtors, including proceedings under the federal bankruptcy code, or for the subjection of property of Borrower to the control of any court, receiver or agency for the benefit of creditors if such petition or application is consented to by Borrower or is otherwise not dismissed within 60 days from the date of filing; (8) any default occurs under any other lease, credit or other agreement or instrument to which Borrower and Lender or any Affiliate of Lender are now or hereafter party; (9) any default occurs under any other agreement or instrument to which Borrower is a party and under which there is outstanding, owing or committed an aggregate amount greater than $100,000; (10) any attempted repudiation, breach or default of any Guaranty; or (11) the occurrence of any event described in clauses (4) through (9) above with reference to any Guarantor or any controlling shareholder, general partner or member of Borrower. Borrower shall promptly notify Lender in writing of any Default or Event of Default.

11.  Remedies. (a) Upon the occurrence of an Event of Default, Lender may, in its discretion, exercise any one or more of the following remedies with respect to any or all Equipment Notes or Equipment: (1) accelerate the maturity of any Equipment Note and declare the Prepayment Amount thereof to be immediately due and payable together with any other unpaid principal, accrued interest or other amounts due and owing thereunder; (2) cause Borrower to promptly discontinue use of or disable any Equipment, and, at Borrower’s expense, have the Equipment assembled, prepared and adequately protected for shipment (together with all related manuals, documents and records, and any other Collateral), and either surrendered to Lender in place or shipped (freight and insurance pre-paid) to such location as Lender may designate within the forty-eight contiguous United States, in the condition required under Section 4 hereof, qualified for the manufacturer’s (or its authorized servicing representative’s) then available service contract or warranty, and able to be put into immediate service and to perform at manufacturer’s rated levels (if any); (3) remedy such Event of Default or proceed by court action, either at law or in equity, to enforce performance of the applicable provisions of any Equipment Note; (4) with or without court order, enter upon the premises where Equipment is located and repossess and remove the same, all without liability for damage to such premises or by reason such entry or repossession, except for Lender’s gross negligence or willful misconduct; (5) dispose of any Equipment in a public or private transaction, or hold, use, operate or keep idle the Equipment, free and clear of any rights or interests of Borrower therein; (6) recover direct, incidental, consequential and other damages for the breach of any Equipment Note, including the payment of all unpaid principal, accrued interest and other amounts payable thereunder, and all costs and expenses incurred by Lender in exercising its remedies or enforcing its rights thereunder (including all Attorneys’ Fees); (7) without notice to Borrower, apply or set-off against any Obligations all security deposits, advance payments, proceeds of letters of credit, certificates of deposit (whether or not matured), securities or other additional collateral held by Lender or otherwise credited by or due from Lender to Borrower; or (8) pursue all other remedies provided under the UCC or other applicable law. Borrower shall pay interest equal to the lesser of (a) 12% per annum, or (b) the highest rate permitted by applicable law (“Default Rate”) on (i) any amount other than Payments owing under any Equipment Note and not paid when due, (ii) any Payment not paid within 30 days of its due date, and (iii) any amount required to be paid upon acceleration of any Equipment Note under this Section 11. Any payments received by Lender after an Event of Default, including proceeds of any disposition of Equipment, shall be applied in the following order: (A) to all of Lender’s costs (including Attorneys’ Fees), charges and expenses incurred in taking, removing, holding, repairing and selling or leasing the Equipment or other Collateral or enforcing the provisions hereof; (B) to the satisfaction of all outstanding Obligations; and (C) the balance, if any, shall be disbursed to Borrower unless otherwise required by law. Lender shall account to Borrower for any surplus realized upon such sale or other disposition, and Borrower shall remain liable for any deficiency with respect to the Obligations.

(b) No remedy referred to in this Section 11 shall be exclusive, each shall be cumulative (but not duplicative of recovery of any Obligation) and in addition to any other remedy referred to above or otherwise available to Lender at law or in equity, and all such remedies shall survive the acceleration of any Equipment Note. Lender’s exercise or partial exercise of, or failure to exercise, any remedy shall not restrict Lender from further exercise of that remedy or any other available remedy. No extension of time for payment or performance of any Obligation shall operate to release, discharge, modify, change or affect the original liability of Borrower for any Obligations, either in whole or in part. Lender may proceed against any Collateral or Guarantor, or may proceed contemporaneously or in the first instance against Borrower, in such order and at such times following an Event of Default as Lender determines in its sole discretion. In any action to repossess any Equipment or other Collateral, Borrower waives any bonds and any surety or security required by any applicable laws as an incident to such repossession. Notices of Lender’s intention to accelerate, acceleration, nonpayment, presentment, protest, dishonor, or any other notice whatsoever (other than notices of Default specifically required of Lender pursuant to Section 10 above) are waived by Borrower and any Guarantor. Any notice given by Lender of any disposition of Collateral or other intended action of Lender which is given in accordance with this Agreement at least 5 business days prior to such action, shall constitute fair and reasonable notice of such action.

12. Assignment. Lender and any Assignee may assign or transfer any of Lender’s interests in any Equipment Note or Equipment without notice to Borrower,. Borrower agrees that: (i) the rights of any Assignee shall not be affected by any breach or default of Lender or any prior Assignee, and Borrower shall not assert any defense, rights of set-off or counterclaim against any Assignee, nor hold or attempt to hold such Assignee liable for any such breach or default; (ii) unless otherwise agreed by Lender and Assignee, Lender shall have no  duties or responsibilities as a secured party with respect to the applicable Equipment or Collateral after such assignment and Lender shall be released from such duties or responsibilities, and (iii) Borrower shall execute and deliver upon request such additional documents, instruments and assurances as Lender deems necessary in order to (y) acknowledge and confirm all of the terms and conditions of any Equipment Note and Lender’s or such Assignee’s rights with respect thereto, and Borrower’s compliance with all of the terms and provisions thereof, and (z) preserve, protect and perfect Lender’s or Assignee’s right, title or interest hereunder and in any Equipment, including, without limitation, such UCC financing statements or amendments, control agreements, corporate or member resolutions, votes, notices of assignment of interests, and confirmations of Borrower’s obligations and representations and warranties with respect thereto as of the dates requested. Lender may disclose to any potential Assignee any information regarding Borrower, any Guarantor and their Affiliates. Borrower shall not sell, assign, pledge, hypothecate or in any way dispose of any of its rights or obligations under any Equipment Note, or enter into any lease of any Equipment, without Lender’s prior written consent. Any purported sale, assignment, pledge, hypothecation, disposal or lease by Borrower made without Lender’s prior written consent shall be null and void.

13.  Financial and Other Data. (a) During any Equipment Note Term, Borrower shall (i) maintain books and records in accordance with generally accepted accounting principles consistently applied (“GAAP”) and prudent business practice; (ii) promptly provide Lender, within 120 days after the close of each fiscal year, and, upon Lender’s request, within 45 days of the end of each quarter of Borrower’s and any Guarantor’s fiscal year, a copy of financial statements for Borrower and each Guarantor requested by Lender, in each case prepared in accordance with GAAP and (in the case of annual statements) audited by independent certified public accountants and (in the case of quarterly statements) certified by the chief financial officer of Borrower or Guarantor, as applicable; provided, however, that for so long as Borrower or any such Guarantor is legally and timely filing annual and quarterly financial reports on Forms 10-K and 10-Q with the Securities and Exchange Commission which are readily available to the public, the filing of such reports shall satisfy the foregoing financial statement reporting requirements for such entity; and (iii) furnish Lender all other financial information and reports and such other information as Lender may reasonably request concerning Borrower, any Guarantor and their respective affairs, or the Equipment or its condition, location, use or operation.

(b) Borrower represents and warrants that all information and financial statements at any time furnished by or on behalf of Borrower or any Guarantor are accurate and reasonably reflect as of their respective dates, results of operations and the financial condition of Borrower, such Guarantor or other entity they purport to cover. Credit and other information regarding Borrower, any Guarantor or their Affiliates, any Equipment Note or Equipment may be disclosed by Lender to its Affiliates, agents and potential Assignees, notwithstanding anything contained in any agreement that may purport to limit or prohibit such disclosure.

14.  Definitions

As used herein, the following terms shall have the meanings assigned or referred to them below:

“Affiliate” means any entity controlling, controlled by or under common control with the referent entity; “control” includes (i) the ownership of 25% or more of the voting stock or other ownership interest of any entity and (ii) the status of a general partner of a partnership or managing member of a limited liability company.

“Assignee” means any assignee or transferee of all or any of Lender’s right, title and interest in any Equipment Note or any Equipment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Equipment” means the items, units and groups of personal property, licensed materials and fixtures described in each Equipment Note, together with all replacements, parts, additions, accessories and substitutions therefor; and “item of Equipment” means a commercial unit of such property which in commercial usage is treated as a single whole, division of which materially impairs its character or value on the market or in use, and includes each functionally integrated and separately marketable group or unit of Equipment and may be a single article (such as a machine) or a set of articles (such as a suite of furniture or a line of machinery).

“Guarantor” means any guarantor, surety, endorser, general partner or co-lessee of Borrower, or other party liable in any capacity, or providing additional collateral security for, the payment or performance of any Obligations of Borrower.

“Guaranty” means any guaranty, surety instrument, security, indemnity, “keep-well” agreement or other instrument or arrangement from or with any Guarantor.

“Obligations” means and includes all obligations of Borrower owing to Lender under this Agreement, any Equipment Note or Related Agreement, or of any Guarantor owing to Lender under any Guaranty, together with all other obligations, indebtedness and liabilities of Borrower to Lender under any other financings, leases, loans, notes, progress payment agreements, guaranties or other agreements, of every kind and description, now existing or hereafter arising, direct or indirect, joint or several, absolute or contingent, whether for payment or performance, regardless of how the same may arise or by what instrument, agreement or book account they may be evidenced, including without limitation, any such obligations, indebtedness and liabilities of Borrower to others which may be obtained by Lender through purchase, negotiation, discount, transfer, assignment or otherwise.

“Prepayment Amount” means, collectively, the entire unpaid principal balance of any Equipment Note as of any particular date, together with (a) all accrued interest and other charges then owing under such Equipment Note, and (b) the prepayment charge provided in the applicable Equipment Note, if any.

“Related Agreement” means and includes any Guaranty and any approval letter or progress payment, assignment, security or other agreement or addendum related to this Agreement, any Equipment Note or any Collateral to which Borrower or any Guarantor is a party.

“UCC” means the Uniform Commercial Code in effect in the state specified in Section 15(f) of this Agreement.

        “Vendor” means the manufacturer, distributor, supplier or other seller (whether or not a merchant or dealer) of the Equipment and any sales representative or agent thereof.

15.  Miscellaneous. (a) At Lender’s request, Borrower shall execute, deliver, file and record such financing statements and other documents as Lender deems necessary to protect Lender’s interest in the Equipment and to effectuate the purposes of any Equipment Note or Related Agreement, and Borrower authorizes, and irrevocably appoints Lender as its agent and attorney-in-fact, with right of substitution and coupled with an interest, to (i) execute, deliver, file, and record any such item, and to take such action for Borrower and in Borrower’s name, place and stead, (ii) make minor corrections to manifest errors in factual data in any Equipment Note and any addenda, attachments, exhibits and riders thereto, and (iii) after the occurrence of an Event of Default, enforce claims relating to the Equipment against insurers, Vendors or other persons, and to make, adjust, compromise, settle and receive payment under such claims; but without any obligation to do so.

(b)   Federal law requires all financial institutions to obtain, verify and record information that identifies each entity that obtains a loan or other financial accommodation. The first time Borrower requests a financial accommodation from Lender, the Lender may ask for Borrower’s (or any Guarantor’s) legal name, address, tax ID number and other identifying information. Borrower shall promptly provide copies of business licenses or other documents evidencing the existence and good standing of Borrower or any Guarantor requested by Lender.

(c) Time is of the essence in the payment and performance of all of Borrower’s Obligations under any Equipment Note or Related Agreement. This Agreement, and each Equipment Note or Related Agreement may be executed in one or more counterparts, each of which shall constitute one and the same agreement. All demands, notices, requests, consents, waivers and other communications concerning this Agreement and any Equipment Note or Related Agreement shall be in writing and shall be deemed to have been duly given when received, personally delivered or three business days after being deposited in the mail, first class postage prepaid, or the business day after delivery to an express carrier, charges prepaid, addressed to each party at the address provided herein, or at such other address as may hereafter be furnished in writing by such party to the other.

(d) Except as otherwise agreed between Borrower and Lender in writing, Borrower shall reimburse Lender upon demand for costs and expenses incurred by Lender in connection with the execution and delivery of this Agreement, any Equipment Note or Related Agreement. Borrower shall reimburse Lender on demand for all costs (including Attorneys’ Fees) incurred by Lender in connection with Borrower’s exercise of any purchase or extension option under any Equipment Note, or any amendment or waiver of the terms of this Agreement or any Equipment Note or Related Agreement requested by Borrower.

(e) Any provisions of this Agreement or any Equipment Note or Related Agreement which are unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions thereof, and any such unenforceability shall not render unenforceable such provisions in any other jurisdiction. Any requirement for the execution and delivery of any document, instrument or notice may be satisfied, in Lender’s discretion, by authentication as a record within the meaning of, and to the extent permitted by, Article 9 of the UCC.

(f) THIS AGREEMENT AND ANY EQUIPMENT NOTE OR RELATED AGREEMENT, AND THE LEGAL RELATIONS OF THE PARTIES THERETO, SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF RHODE ISLAND, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES; THE PARTIES CONSENT AND SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS OF SUCH STATE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING THEREFROM, AND EXPRESSLY WAIVE ANY OBJECTIONS THAT IT MAY HAVE TO THE VENUE OF SUCH COURTS. THE PARTIES EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT THERETO. IN NO EVENT SHALL LENDER HAVE ANY LIABILITY TO BORROWER FOR INCIDENTAL, GENERAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES. Any cause of action by Borrower against Lender relating to this Agreement or any Equipment Note or Related Agreement shall be brought within one year after any such cause of action first arises, and Borrower hereby waives the benefit of any longer period provided by statute.

(g)   EACH EQUIPMENT NOTE, TOGETHER WITH THIS AGREEMENT AND ANY RELATED AGREEMENTS, (i) CONSTITUTES THE FINAL AND ENTIRE AGREEMENT BETWEEN THE PARTIES SUPERSEDING ALL CONFLICTING TERMS OR PROVISIONS OF ANY PRIOR PROPOSALS, APPROVAL LETTERS, TERM SHEETS OR OTHER AGREEMENTS OR UNDERSTANDINGS BETWEEN THE PARTIES, (ii) MAY NOT BE CONTRADICTED BY EVIDENCE OF (y) ANY PRIOR WRITTEN OR ORAL AGREEMENTS OR UNDERSTANDINGS, OR (z) ANY CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS BETWEEN THE PARTIES; and (iii) MAY NOT BE AMENDED, NOR MAY ANY RIGHTS THEREUNDER BE WAIVED, EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTY CHARGED WITH SUCH AMENDMENT OR WAIVER.

In Witness Whereof, Lender and Borrower have executed this Agreement as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC (Lender)		STELLARIS LLC (Borrower)

By:	/s/ Cristina Foley	By:	Primoris Services Corporation (fka Primoris Corporation),
its Member
Print Name:	Cristina Foley	By:	/s/ Alfons Theeuwes

Title:	Vice President	Print Name:	Alfons Theeuwes

		Title:	Sr. Vice President

Chief Executive Office:
26000 Commercentre Drive
Lake Forest, California 92630